H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

FIRST STATE BANCORPORATION COMPLETES SALE OF COLORADO BRANCHES

Albuquerque, N.M. - June 26, 2009 - First State Bancorporation ("First State") (NASDAQ:FSNM) today announced that it has completed the sale of its Colorado branches to Great Western Bank, a South Dakota-based subsidiary of National Australia Bank. The terms of the transaction call for the transfer of approximately $385 million in loans, $509 million in deposits, $20 million of premises and equipment and other assets, and the payment of a deposit premium of approximately $30 million. After the write-off of the core deposit intangible associated with these deposits and transaction costs, First State expects to record a pretax gain of approximately $23 million.

"This transaction will boost our total risk-based capital ratio at both the bank and holding company levels to above 11.0%, compared to 9.0% at the bank and 8.9% at the holding company as of March 31, 2009, bringing us back to a well-capitalized position under regulatory guidelines at June 30, 2009," explained Michael R. Stanford, President and Chief Executive Officer of First State. "This transaction has solidified our capital position and is a decisive step to protecting our legacy New Mexico market and our independence. These capital ratios also do not include the more than $55 million that we have in our allowance for loan losses that is not part of the capital calculation, which further insulates our balance sheet from future losses in our loan portfolio," continued Stanford.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Friday, June 26, 2009, First State's stock closed at $2.00 per share.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Certain statements in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.